Exhibit F-3

                            Eaton and Cottrell, P.A.
                            1310 Twenty Fifth Avenue
                        Gulfport, Mississippi 39501-7748
                                 (228) 864-9900

                                November 7, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


         Re: Statement on Form U-1 of The Southern Company, et al. (File No. 70-9631)


Ladies and Gentlemen:

         We are familiar with the statement on Form U-1, as amended, referred to above and are furnishing this opinion with respect to the proposed borrowings by Mississippi Power Company ("Mississippi") from the SPV (as defined in such statement on Form U-1) pursuant to the financial services agreement described in such statement on Form U-1.

         We are of the opinion that Mississippi is validly organized and duly existing as a corporation under the laws of the State of Mississippi and that, upon the issuance of your order herein and in the event that the proposed transactions by Mississippi are consummated in accordance with such statement on Form U-1 and such order:

         (a) all state laws applicable to the proposed transactions by Mississippi will have been complied with;

         (b) the borrowings by Mississippi pursuant to the financial services agreement will be valid and binding obligations of Mississippi in accordance with their terms; and

         (c) the consummation of the proposed transactions by Mississippi will not violate the legal rights of the holders of any securities issued by Mississippi or any associate company thereof.

         We hereby consent to the use of this opinion in connection with the above-referenced statement on Form U-1.

                                Very truly yours,

                           /s/Eaton and Cottrell, P.A.